Exhibit 5.2

MCGUIREWOODS LLP
201 North Tryon Street
Charlotte, North Carolina 28202
(704) 343-2000

November 24, 2009
Spirit AeroSystems, Inc.
3801 South Oliver Street
Wichita, Kansas 67210

Spirit AeroSystems of North Carolina, Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Spirit AeroSystems North Carolina, Inc., a North Carolina corporation (“Spirit NC”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $300 million of the Spirit AeroSystems, Inc.’s 7 1/2% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange for its outstanding 7 1/2% Senior Notes due 2017 (the “Original Notes”) that were issued pursuant to the Indenture, dated as of September 30, 2009 (the “Indenture”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), each of the other companies listed on Schedule A hereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

Documents Reviewed

In connection with this opinion letter, we have examined executed copies of the following documents (a) the Registration Statement, (b) the Indenture, (c) the form of the Exchange Notes, (d) the Registration Rights Agreement, dated as of September 30, 2009, among the Company, the Guarantors and the Initial Purchasers named therein and (e) the form of the related guarantees of the Guarantors (the “Guarantees”).

The documents referred to in clauses (a) through (e) above, together with all documents and instruments executed and delivered pursuant thereto or contemplated thereby, are referred to collectively as the “Subject Documents” and individually as a “Subject Document”.

In addition, we have examined and relied upon the following:

(i) an Officer’s Certificate from Spirit NC certifying as to (A) true and correct copies of the articles of incorporation and bylaws of Spirit NC (the “Organizational Documents”) and a Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of Spirit NC authorizing the transactions contemplated by the Subject Documents and (B) the incumbency and specimen signatures of officers authorized to execute the Subject Documents on behalf of Spirit NC;

(ii) a certificate of existence dated November 11, 2009, issued by the Secretary of State of the State of North Carolina (the “SOS Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a) Factual Matters.  To the extent that we have reviewed and relied upon (i) certificates of Spirit NC or authorized representatives thereof, (ii) representations of Spirit NC set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Contrary Knowledge of Addressee.  No addressee of this opinion letter has any actual knowledge that any of our factual assumptions is inaccurate.

(c) Signatures.  The signatures of individuals signing the Subject Documents (other than the Guarantee of NC Spirit (the “NC Guarantee”) are genuine and authorized. The signatures of individuals signing the NC Guarantee are genuine and (other than those of individuals signing on behalf of Spirit NC) authorized.

(d) Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(e) Capacity of Certain Parties.  All parties to the Subject Documents have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to Spirit NC with respect to the NC Guarantee.

(f) Subject Documents Binding on Certain Parties.  All of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto, have been duly executed and delivered by such parties and are legal, valid and binding obligations enforceable against such parties in accordance with their terms, except that no such assumptions are made as to the authority of Spirit NC with respect to, or Spirit NC’s execution and delivery of the NC Guarantee.

(g) Noncontravention.  Neither the execution, delivery and performance of the Subject Documents by any party thereto nor the compliance by any party thereto with the terms and provisions thereof will conflict with or result in a breach of (i) the organizational or charter documents relating to the creation of any such party or the documents governing the operation or management thereof, except that no such assumption is made with respect to Spirit NC as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to Spirit NC as to the laws and jurisdictions specified in paragraph 4(a) below, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(h) Accurate Description of Parties’ Understanding.  The Subject Documents accurately describe and contain the mutual understanding of the parties, and there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof.

(i) Legal Status of Certain Parties.  Each of the respective parties to the Subject Documents (other than, to the extent of our opinions in paragraphs 1 and 2 below, Spirit NC) is duly organized, validly existing and in good standing in its jurisdiction of formation, and each of the respective parties has complied with all legal requirements pertaining to its status, as such status relates to its rights to enforce the Subject Documents against each of such parties;

(j) Mistake of Fact.  There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Subject Documents.

(k) Subject Documents.  The Exchange Notes will be issued and the Guarantees have been issued, as described in the Registration Statement and the Exchange Notes and Guarantees will be or are, as the case may be, in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status.  Based solely upon the SOS Certificate, Spirit NC is a corporation in existence under the laws of the State of North Carolina.

2. Power and Authority.  Spirit NC has the corporate power and authority to execute, deliver and perform the terms and provisions of the NC Guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

3. Execution and Delivery.  Spirit NC has duly executed and delivered the NC Guarantee.

4. Noncontravention.  Neither the execution, delivery and performance by Spirit NC of the NC Guarantee, nor the compliance by Spirit NC with the terms and provisions thereof violates (a) any present statute or regulation of the State of North Carolina that is applicable to Spirit NC or (b) the Organizational Document of Sprint NC.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law.  Our opinions are limited to the laws of the State of North Carolina, and we do not express any opinion concerning any other law.

(b) Noncontravention.  With respect to the opinions expressed in paragraph 4(a), our opinion is limited to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents and to business organizations generally.

Miscellaneous

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person for any other purpose without our prior written consent, provided, that it may be relied upon by Kaye Scholer LLP for purposes of its opinion of even date herewith with respect to Sprint NC and the Exchange Notes and Guarantees as such opinion relates to Sprint NC. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission. The opinions set forth herein are made as of the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/  MCGUIREWOODS LLP
MCGUIREWOODS LLP